Exhibit 4.25

English Translation

Loan Agreement

This loan agreement (hereinafter referred to as this Contract) is made and entered into by and between the following parties on September 15, 2015 in Beijing, China.

(1)         Kusheng (Tianjin) Technology Co., Ltd. (hereinafter referred to as the Lender), a company incorporated and existing under the laws of the People’s Republic of China (hereinafter referred to as China) with its registered address at Room 201-243, Floor 2, District B1, Animation Building, No.126, Animation Middle Road, Eco City, Tianjin, PRC.

(2)         Mingfeng Chen (hereinafter referred to as the Borrower), a Chinese national with his ID number being ################## and residence address ##################.

The Lender and the Borrower are respectively referred to as One Party and collectively referred to as the Parties.

Whereas:

1.              The former shareholder of Tianjin Ku6 Network Communication Technology Co., Ltd. (hereinafter referred to as the “Company”) transferred 10% of equity interest of the Company to the Borrower on September 15, 2015. The registered capital of the Company is RMB10 million, and the Borrower shall pay the former shareholder RMB 1,000,000 as the consideration for the share transfer thereof.

2.              Given the Borrower does not have enough funds to pay the amount of share transfer price, the Borrower seeks a loan from Kusheng (Tianjin) Technology and Kusheng (Tianjin) Technology agrees to lend such amount to the Borrower; and

3.              The Borrower signed an exclusive call option agreement (hereinafter referred to as the “Call Option Agreement”) with Kusheng (Tianjin) Technology on September 15, 2015, under which Kusheng (Tianjin) Technology or a third party designated by Kusheng (Tianjin) Technology has an exclusive option to acquire all or any part of the equity interest held by the Borrower in Tianjin Ku6 Network at any time.

Accordingly, through friendly consultation, based on the principle of equality and mutual benefit, the parties reached the following agreement in respect to the loan issue in accordance with China law:

1.              Type of the Loan: Cash

2.              Loan Amount: RMB 1,000,000 (the “Loan”)

The Parties hereby confirm that Kusheng (Tianjin) Technology has provided to the Borrower, and the Borrower has received from Kusheng (Tianjin) Technology the Loan as of the execution date hereof.

3.              Loan Interest: Zero interest rate

4.              Loan Term

The loan term shall commence from the execution date hereof and shall continue and last until the date of repayment of the Loan by the Borrower as requested by Kusheng (Tianjin) Technology (the “Loan Term”).

5.              Purpose of the Loan

The Borrower shall not use the Loan for any purpose other than paying share purchase price.

6.              Taxes

Any and all taxes in relation to the Loan shall be borne by Kusheng (Tianjin) Technology.

7.              Repayment of the Loan

7.1       Kusheng (Tianjin) Technology may, at any time during the Loan Term by delivery of a repayment notice (the “Repayment Notice”) to Borrower thirty (30) days in advance, demand at its absolute discretion that the Borrower shall repay the Loan in whole or in part.

7.2       Upon expiry of the thirty (30) day period as set forth in the Repayment Notice, the Borrower shall repay the Loan in cash, or make such repayments in other forms as decided by the Board of Directors (or Executive Director) of Kusheng (Tianjin) Technology by means of a Board (or Executive Director) resolution duly adopted in accordance with its Articles of Association and the applicable laws and regulations.

7.3       Without the prior written consent of Kusheng (Tianjin) Technology, the Borrower shall not repay the loan in whole or in part to Kusheng (Tianjin) Technology during the Loan Term.

8.              Liability for Breach of Agreement

In the event that the Borrower fails to use the Loan according to the agreed purposes, Kusheng (Tianjin) Technology is entitled to withdraw the Loan in whole or in part and claim against Borrower for any losses suffered therefrom by Kusheng (Tianjin) Technology.

9.              Dispute Resolution

9.1            This Agreement shall be governed and interpreted by China Law, including but not limited to this Agreement’s execution, performance, validation, interpretation and matters not mentioned herein. Any dispute arising out of the performance of this Agreement shall be settled through friendly negotiation by the Parties; if the disputes cannot be resolved through negotiation upon thirty (30) days after one party raised the negotiation request, such dispute may be submitted for arbitration. Any such dispute shall be submitted to the Beijing Arbitration Commission according to it then effective rules in force for the time being.

9.2            The awards given by Beijing Arbitration Commission are final and binding upon the Parties. The arbitration costs (including but not limited to arbitration charges and attorney’s fees) shall be borne by the losing Party, unless otherwise specified in the given awards.

10.       Miscellaneous

10.1     This Agreement shall become effective upon execution by the Parties.

10.2     Neither Party shall amend or terminate this Agreement without the express written consent of the other Party. When any Party demands amending or terminating this Agreement in accordance with the laws and regulations, it shall inform the other Party of its demand in writing on a timely basis, and the Parties shall negotiate and agree on any such amendment or termination in writing.

10.3     The Borrower shall not transfer any of its rights and/or obligations hereunder to any third party without the express written consent of Kusheng (Tianjin) Technology. Kusheng (Tianjin) Technology shall have the right to transfer its rights and/or obligations hereunder to any of its designated third party by delivery of a written notice to the Borrower.

10.4     Anything not covered herein shall be made in a supplementary agreement upon the negotiation of the Parties. Such supplementary agreement shall have the same force and effect with this Agreement.

10.5     This Agreement is made in two (2) counterparts with each of Kusheng (Tianjin) Technology and the Borrower holding one (1) counterpart.

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In Witness Whereof, this Contract is executed by the authorized representatives of the Parties and comes into force immediately on the date showed in the beginning.

Lender: Kusheng (Tianjin) Technology Co., Ltd.
/s/ (Company Seal)

Borrower: Mingfeng Chen
Signature:	/s/ Mingfeng Chen